EXHIBIT 18.1

(KPMG LLP Letterhead)

November 7, 2022

The Board of Directors
SVB Financial Group
San Francisco, California

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of SVB Financial Group (and subsidiaries) (the Company) for the three months and nine months ended September 30, 2022, and have read the Company’s statements contained in Note 1 to the interim consolidated financial statements included therein. As stated in Note 1 to those financial statements, the Company changed its method of accounting for the presentation of derivatives subject to master netting arrangements and states that the newly adopted accounting principle is preferable in the circumstances because the newly adopted accounting policy is in accordance with ASC 815-10-45-5 and it better reflects the credit risk of derivatives traded under master netting agreements. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2021, nor have we audited the information set forth in the aforementioned Note 1 to the interim consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP